Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online or via mobile apps;

•	any failure to maintain our existing relationships or build new relationships with partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	any difficulties we may have with the quality or safety of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	any problems we may have with cyber security or data breaches or Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
any problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors or any difficulties we may have maintaining compliance with the rules of the credit card processors;

•
any problems we may encounter as a result of the implementation in the U.S. of the EMV (Europay, MasterCard and Visa) standards for credit cards, which generally became effective in the U.S. in 2015, including any problems that may result from any increase in online fraud as a result of the implementation of the EMV standards;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the volume of fraudulent purchase orders we receive;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any environmental or other difficulties we may encounter relating to the real estate we recently purchased or with our new corporate headquarters, or with our financing of a substantial portion of the costs of our new corporate headquarters or the interest rate swaps we entered into in connection with the financing;

•
any difficulties we may encounter in connection with Supplier Oasis or our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings, our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes;

•	any difficulties we may encounter as a consequence of accepting or holding bitcoins or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
increasing competition, including competition from well-established competitors including Amazon.com, competition from competitors based in China or elsewhere, competition from companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	difficulties we may encounter in connection with our efforts to emphasize our home and garden product offerings and to brand ourselves as a home and garden shopping destination;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally;

•	difficulties we may encounter in connection with our efforts to offer additional types of services to our customers, including insurance products and consumer financing;

•
difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of the assets and operations of a financial technology company and two registered broker dealers affiliated with the fintech business that we acquired;

•
technical, operational, regulatory or other difficulties we may encounter in connection with our efforts to develop blockchain and financial technology, or with the operation of tØ.com's system for the trading of securities, including our Blockchain Voting Series A Preferred Stock;

•
difficulties we may encounter with our Medici blockchain and financial technology initiatives due to lack of market acceptance or as a result of competition from any of the numerous other competitors seeking to develop competing technologies or systems or as a result of patents that may be granted to other companies or persons;

•
any impairment we may recognize with respect to assets or businesses that we have acquired or may acquire, including with respect to our investments in companies that are in the startup or development stages;

•	any liability or expense we may incur as a result of our investments in other companies, whether as a result of regulatory issues or otherwise;

•	the outcomes of legal proceedings, investigations and claims;

•	any difficulties we have optimizing our warehouse operations;

•	risks of inventory management and seasonality;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns;

•	risks that the amount of deferred tax assets we consider realizable could be reduced if estimates of future taxable income during the carryforward period are reduced; and

•	the other risks described in this report or in our other public filings.
In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 3, 2016, and the risk factors contained in any other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.
These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

JANUARY 31, 2017 / 09:30PM GMT, OSTK - Q4 2016 Overstock com Inc Earnings Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q4 2016 Overstock com Inc Earnings Call

EVENT DATE/TIME: JANUARY 31, 2017 / 09:30PM GMT

CORPORATE PARTICIPANTS
Rob Hughes Overstock.com, Inc. - SVP, Finance and Risk Management
Patrick Byrne Overstock.com, Inc. - Founder and CEO
Saum Noursalehi Overstock.com, Inc. - President, Retail Business
Jonathan Johnson Overstock.com, Inc. - Chairman & President, Medici

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Overstock.com Q4 2016 earnings conference call.

(Operator Instructions)

As a reminder, today's conference is being recorded. I would now like to turn the call over to Mr. Rob Hughes, SVP of Finance and Risk Management. Sir, you may begin.

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Thank you. Good afternoon and welcome to our fourth-quarter and full-year 2016 earnings conference call. Joining me today is Dr. Patrick Byrne, Founder and CEO; Saum Noursalehi, President of our Retail Business; and Jonathan Johnson, our Chairman and President of our Medici Business.

Let me remind you that the following discussion and our responses to your questions reflect management's views as of today, January 31, 2017, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this afternoon and in the Form 10-Q we filed on November 3, 2016. Please review the Safe Harbor statement on slide 2.

During this call, we'll discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our investor relations website, contain additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures. Patrick, with that, let me turn the call over to you.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Thank you, Rob. I will be walking through the slides. First, I'd like to open this by saying I intend to give you a deeper briefing on what is going on in the marketplace and how our Company and some other companies are evolving in response than I have in a while. Many years ago, I used to be extremely fulsome and bring the shareholders in understanding real choices and dilemmas we were facing.

I felt that at some point when I got in that fisticuffs with Wall Street it led to giving people a lot of fodder to misrepresent and anything I said they'd say that's an excuse or something. It's not an excuse. I'm just letting people know what is going on in the marketplace and how we are responding. So with that preamble, let's go to these slides.

Slide 3, Q4 results. Remember this is blended retail. Q4 results, we did see 10% growth. Remember, this is retail and the Medici business, so I'm not sure it makes a whole lot of sense for detailed financial metric walking for when we smooshed two unlike businesses together.

Let's go to page 4. Page 4, you see our retail business actually ended quite healthy, 19% growth on the gross profit dollars, contribution up 16%, and so on and so forth. $6.8 million in pre-tax income. We did have quite a big hit to that and a number of things we will talk about.

Let's go to slide 5. I am focusing on this retail business only, because with Medici, there's a whole different framework within which we want to talk about the Medici investments. Slide 5, quarterly revenue growth. You see we came out of our low. There is a tick down, and I was disappointed in this. I am going to tell you why this happened. I am disappointed, although I think we have played this correctly. I would have liked to have seen this stayed at 15% to 20%. What is going on in the market, I will be getting to shortly.

So slide 5, I view that this ticked down as I believe we have played this correctly but there is a couple of real shifts going on in the marketplace that I want to be discussing. So I just note that tick down and then I move on.

Slide 6, even given with our new pricing algorithms and analytics and we have all these PhDs and theoretical nuclear physics literally kind of folks walking around here, they are doing a lot of great optimization and we're moving farther and farther into the world of big data. Even on that growth, we were able to grow gross profit 18%.

Next slide, the contribution, which is what we really like managing to is at 15%. So I view the downturn, we have once again turned things. We tend to have a history of getting growing 15% or 20%, then something happens that knocks us into a tailspin and then we figure out new things and innovate and climb our way out of it. So we are past the past one. We'll just be talking about the future.

Slide 8, this is a telling graph in that even though our margins were unusually high for Q4. Typically in Q4, margins dip because there is a big shift away from high-margin products to low margin commodified products. Ours stayed high, our marketing costs increased, and yet still ended 10.3% on contribution, which has been where Q4 is better than last year's Q4, and I think that Q4s are always going to have a lower contribution margin than we run through the other part of the year.

Slide 9, very interesting graph. So when I talked to analysts and people who are trying to deconstruct our income statement, this is made for them. We can now say very clearly what is going on. If you just look at our G&A and hard dollar costs, you see how that has gone flat. We are really in terms of corporate infrastructure, we have maintained real discipline. On technology, we have been shifting and so as a result of maintaining real discipline on corporate infrastructure expense, we have dropped from 4.9% of sales to 4.1% of sales. So I think that bespeaks of a lot of financial discipline from my colleagues.

On technology spending, we've gone from 5% up to 5.5%. That is acceptable. That represents on a dollar basis, a gradual swelling of our technology expenses, and I think that I wanted to.

I think that we probably under invested in technology for a long, long time as we got our retail stuff sorted out, but now we really have turned into a real tech Company. And I hear this all the time from vendors who deal with us in very high profile, large internet advertising companies who tell us, for example, that we have pockets where we are well ahead of the competition.

So as a percentage of revenue, we see this nice trend that has come down 9.5% for the year. So our expense control is I think very solid, and it's hard to manage expense control as a percentage of sales when the sales growth itself is so lumpy. But if you just look at it in terms of hard dollars, and so we do manage the hard dollars of expenses very, very accurately.

We are up to $50 million now a quarter of total corporate expense. And we manage that, we come spot on in managing our expenses. Now, it is not always what we anticipate as a percentage of sales, because it is harder to predict sales growth quarter to quarter.

Slide 10, annual results. $1.8 billion. We won't run through everything. The contribution dollars were a surprising 8% increase over last year. It was pleasing to me given where it started the year. G&A expense bearing 8%, pre-tax income, I want to point this out. You really have to look at our business as two different wings now. Our retail business made $32.3 million pre-tax last year.

Now in my view, pre-tax, I look a lot at pre-tax right now because we don't actually pay cash taxes because we are burning through it in NOL. But to me that's healthy. We got a nice healthy core retail business.

Medici cost $11.8 million. We hoped at the beginning of the year it might only cost zero or maybe a few million to the negative; it cost $12 million. I don't regret any of that. I think that we are really the epicenter of this blockchain revolution in so many ways. I think this is peanuts compared to the opportunity.

So put all that together, $12.5 million in net income, and an operating cash flow of $39.6, and that's $54 million. There's something odd about the quarter of which you should be aware that is going to affect all retailers. Rob, why don't you explain about the timing issue?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Sure. That decreased operating cash flow year over year was primarily due to a timing issue. At year end with sales on and around Black Friday and Cyber Monday occurring several business days earlier in November in 2016 than in 2015 our suppliers had more days to ship orders by November 30, which is our cut off for supplier payments that we make in December versus paying in January of the next year. We estimate that if we normalized 2016 for the timing pattern in 2015, we would have paid $24 million less in 2016 paying it in January 2017 instead.

That was largest single factor affecting operating cash flow year over year.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Good explanation. So there's sort of a weird timing issue that shifts $24 million in payments out of the first few days of January into December and 2016. And I guess that means Q1 has $24 million better cash flow than other, so it all just evens out. That just has to do with the shipping cutoff. So cash flow is just fine.

Let's look at slide 11. The annual results for retail only, we've just walked through them. It's $1.8 billion on the top, $32.3 million pre-tax on the bottom.

Next slide, 12, again you see our corporate employees. This is a combination of tech and non-tech, although Rob seems to have reversed the colors. Tech in the previous few slides ago, tech was a matte blue. I just want to be sure. In this case does this blue actually mean tech or does it mean non-tech?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Yes, it's tech.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Okay. So anyway, in terms of corporate infrastructure we are stable, and if anything kind of hollowing out the G&A costs and moving into tech.

Slide 13, operating and free cash flow. Operating, free cash flow, trailing 12 months, again that is $39.5 million, but you really need to add or count back $24 million based on this end of year thing. Setting that aside, we go from the $40 million to the minus $32 million; a big chunk of that is we just finished building our building. What else do you want to say to that?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

That is the real explanation. In addition, there's the normal, I'll call the normal CapEx for our software developers and IT infrastructure, but that building is now done. We had about $8 million in CapEx with the building in Q4 and that finished it off at $99 million in total.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

So in the absence of building a new building and the absence of the $24 million, you would have had $67 million more. You would have had over $100 million of operating cash flow although we would have had to pay rent if we hadn't built the building.

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Not operating, the building reduces free cash flow.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Okay. Slide 14, GAAP, trailing 12-month inventory turns, and GMROI. Again, these are just outstanding. Not much else to say on slide 14.

Customer orders -- slide 15, customer orders and average order size. Here there is something quite interesting. You'll see how the number of orders is the same but the average order size moved very briskly from $162 to $181. That represents a mix shift. Saum, do you want to add anything to that?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

I would just point out, yes, it is a mix shift in categories and while orders remained flat, they are focused on our more profitable customers, which are in categories like home. And we are shedding or moving away from categories like electronics and books. So while orders remained flat, there was significant growth in customers in our valuable categories.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Right. So there is $19 more per average order. Slide 16, unique customers has stayed just about constant. Cost per customer has gone up. We are attracting these more valuable customers.

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

Right, because these customers have a higher lifetime value, we can spend a bit more to acquire them.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Now we get into what is really going on in the marketplace. This is not a complaint. This is not anything but a statement of fact. I know there are people listening who are professional analysts of eCommerce. Interesting thing to look at what is going on.

Slide 17, let's start with the bottom, Wayfair visits versus Overstock visits. This is out of Hitwise, a data source that I know many folks on Wall Street have. So this is third-party statistics, their traffic versus Overstock.

You see, they caught us pretty much in 2015, or they got close in 2015. 2016, they surpassed us here and there. On the other hand, how much are we spending? This is right out of each of our 10-Qs. They are spending far more than we have. Now they have not yet reported how much they spent for Q4, but they are spending a lot more than we are. How much more?

Turn to slide 18. Our ad spend per visitor is roughly one-third of Wayfair's. And again, we don't have Q4 yet. But I can tell you this is how Q4 unrolled. Q4, and this was industry-wide, so there's all kinds of ways we can sort of see what is going on for the whole industry in terms of traffic and to a less degree, conversion, to a fuzzier degree, conversion. November was surprisingly weak for everybody. It got off to a real soft start.

It sometimes happens when there are things going on for the whole nation, like an election, that this happens. We look back and it does. Every four years, November opens weak. Everyone is focused on the election. It did start to come back in sort of late November, and we were having a bang up Christmas season.

Wayfair came up and just started bidding 3, 4, 5, times what we are bidding and what we think is the appropriate economically correct bid for all kinds of terms. In fact we had seen a sharp slowdown in their traffic that they've seem to have made, I guess that somebody just made a strategic decision there.

They can't accept that, and so they just decided to firewall their spending on internet marketing. And we decided not to chase it. We decided not to chase it and to play our hand pat. Let's go to slide 19.

Wayfair's visit growth versus our visit growth. There was a point they were 60% ahead. I bet there was a month where they were closer to 100% ahead of us in terms of visit growth. That has narrowed considerably; that's down to 27%. So the visit growth is narrowing. Meanwhile, they are spending 3 times what we are spending.

If we go to the next slide, you see that the result of this is as they have made this move, they lost $150 million last year. I think they lost $150 million two years ago. For the first three quarters of 2016, they lost another $150 million. I won't opine. I have no idea what Q4 is going to look like for them. But I can't imagine that marketing spending -- I know that they made some predictions a couple of years ago about Q4 2016. I would be surprised if they came true based on what we saw them doing in ad spending. And it has continued through January.

They have a history of typically continuing this pattern of very high bidding up through the end of January in each year. So that I think in a nutshell, let's just say really where we are. We have a great business model, a great business model. We have a competitor now who has a very similar business model, I believe doesn't have a lot of the kinks ironed out that we do, but are making up for it by just spending 3 times what we are spending to get a visitor.

And that they have made a strategic decision that they can't afford to let their growth slide. If you go back a slide and you see how their growth is compressing, they can't afford to take that. So they have just chosen to be a company that loses $150 million, maybe $175 million for the year while we're a company that our retail business made $32 million pre-tax. I would have once said that we live in a universe where we can make $32 million a year longer and they can lose $180 million a year. Given that this is the internet, I am not sure that is true anymore.

I know that we can lose $180 million, and we can have a $4 billion business overnight; we can do this overnight. But we are not going to do that. We've said years and years ago that we were trying to structure our business to be profitable once we reached $1 billion. We reached $1 billion I don't know how many years ago. But since then, since we reached $1 billion, we've been consistently profitable. And here they are at $3 billion or something and they are still losing $150 million, maybe $180 million per year. So I don't know what to tell you about that.

Like I say, strategically, I would have once said let's just rope a dope, let's just sit back and these folks will burn themselves out like everyone else. I won't lie to you; it's competing against somebody who has copied your business model and then is comfortable just losing $150 million or more per year, is a tough nut. But what it means is that it drives us to further innovations, spending smarter. I think you have to look at how we do things. And you can already see that we do things smarter. Our spending is smart, and that is why we are spending one-third of what they are spending to get a visitor.

I wish I had the kind of pockets, I guess Goldman and Bank of America are behind them. How odd. But they just have pockets that say go ahead and lose this kind of money. I am not sure I see a way out of it for them, but we'll see. What it means for us, though, is it puts a primacy on being smart, innovating, and being smart. We are already, I mean I think that the tracks are clear we are on our marketing spend how precise we are.

Given that we are up against somebody who just does not seem to mind having these kinds of losses, we have got to be smarter, and it means that we have to innovate faster. We see it lots of places.

I have got a white board in front of me of the 10 or 12 things we need to do this business year, this year, innovating in our business. Some of it represents real evolution in our business model. You'll see more change in our business model over the course of this year than you have seen in I think any year in our history. We are evolving in response to this. To me, it is all a race to see who can evolve quicker and who can get smarter faster and come up with these innovations.

We've done I think a very good job on a miniscule amount of capital compared to the guys we have come up against, but we have reorganized the business along this principle. Saum and I have spent the first month of this year organizing the retail business in to teams with highly incentivized pay structures where we are pushing a lot of authority to the teams and asking them to innovate faster putting technologists on the teams and really reconfiguring the Company into a group of about 40 teams that each have highly incentivized compensation structures for their team's success. We believe this will accelerate our already pretty dominant innovation cycle.

Again, I hear all the time from outsiders who work with us, they have told me how ahead of the other folks on the internet our teams are. And we had to because we didn't have the same kind of capital, we have had to be I think very smart on how we do things. But now we have to be innovating and getting smart at an even faster pace. That is what has driven this move towards a decentralized and highly incentivized organizational structure.

And Saum really led the way on that and was terrific. So now, let me break there, Saum. Would you like to add anything to what I just said?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

No, I think that was spot on. We are again, heavily invested in analytics and technology, and automating functions throughout the business.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

And we are getting unbelievable people, people so far above anything we've ever attracted. Sometimes people from senior positions from our competition, but a lot of times it's real scientists and not from our competition, but we're just attracting a strain of talent like we've never been able to reach before.

Next slide, Medici. You can see each of the investments in Medici. Jonathan runs this. Jonathan, while Chairman of Overstock is President of Medici, soon I hope to be CEO once we spin this off out of the nest and it flies on its own.

Jonathan has done a fabulous job frankly in the last four months. My gosh, what an executive my old General Counsel has turned into. He and Steve Hopkins have done a fabulous job in getting this corporate structure organized, correct, the corporate books done, getting these investments, setting up real procedures for vetting new investments.

And the real theory of Medici I think is starting to already show. The theory is, I'm not even sure what the right name for it is. It's not a VC, it may be kind of an incubator. But we now have this stable of six investments. Jonathan says he might take it up to about a dozen investments.

There are a few more processes that we might want to have a stake in. But we are having all kinds of synergy and merge. The work we have done in t0 is world historic. I think in 10 years, the security market will all be blockchain. The world's first private or public security. Let's go to slide 22.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Can I just comment on slide 21 for a second? Because we had a similar slide last quarter. But there are some new entities on here. Toward the end of the year, we invested in Factom, which is using the blockchain to develop mortgage compliance and land titling solutions. We think that's an area ripe for growth with the blockchain.

This month, we have closed a deal with SettleMint, which is a company based in Belgium that is using the blockchain for both voting and land titling. And then you'll see underneath t0, our fintech company. We've made investments in two companies since we last talked. One, Blue Oceans Technologies, and the other, Fusion IQ. We think those are going to be particularly useful not just for t0, but in doing things, integrating into Overstock retail, and providing growth there.

We continue to see blockchain deals. We get the first look all the time. I think there are three things that blockchain companies find appealing about Medici Ventures. One, we are investing in the space. Two, we have unique human capital that we can provide to help companies that we invest in. We have a very good stable of developers, a development team that works on different projects with companies that we have invested in. That's appealing to these startup companies.

And third, the synergies that we see among this portfolio of companies we have invested in is just fantastic. We had three of them out earlier this month. We will be having all of them out at different times during the year. This is such a green field of opportunity that when the bright minds get together, good things seem to always happen.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. Exactly. We are getting these people together from different countries, different companies, even different continents, and you have some of you saying, gee, that module, we plan on building this module next month, and someone else is there saying we just build it ourselves. So there is real advantage emerging in this group. And we do have, as Jonathan says, we have first look at I think any blockchain investment.

Because of our sort of premier role in the blockchain in the bitcoin community, I was just at a gathering of entrepreneurs in this field called the Satoshi Roundtable and frequently told that people would rather have investments from us than any VC.

We bring so much credibility in so many ways along with this great support. It's really working out beautifully. When somebody at one of these companies needs an expert on database architecture or something, we have 700 people in our Company, technologists who can support, who can offer support. So it has really worked very nicely having this incubated within the Overstock retail structure. On the next page, this was the march to history. Jonathan, why don't you take this?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I just really have to have people focus on the bottom bullet. In December, we did the first ever digital equity offering to trade on the blockchain. Overstock has a preferred share, OSTKP, which trades off an exchange on the t0 platform and settles immediately or the same day on the t0 blockchain. It's a big deal.

The offering went well. We raised about $12 million between the two different preferred stocks. We were pleased with it. We kind of viewed it as a proof-of-concept to show that this could be done. But frankly, the way it's performing, we see it as something that works and is not just a proof-of-concept.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Right. I'm going to go back to slide 21 for just a second just to point out how I'm thinking about this. So there are synergies by having Medici housed right here in Overstock and having kind of a first call on tech assets and being part of this culture. There's a lot of good value that is created by that. You also have the possibility of synergies between Overstock retail and some of the stuff in t0.

If we set those values aside, those are pebbles on the scale. If you set that aside, what the gods of economics want to have happen is Medici gets spun off. Probably the right way to do it is we have opportunities to capitalize. I believe we have opportunities to capitalize t0 in the near future. There are other people who are interested in capitalizing at the Medici Ventures level. The reason is people who want to invest in the blockchain, but who themselves are not going to be picking investments and working at this level with them and they can give their money to a venture capitalist. But what we have here is sort of a venture capitalist plus.

We are putting some capital in these companies and really helping them. Some of these people are real startups, and just having a professional HR department that can stand up their HR department, and lawyers and accountants who can step in. And so some of these startups are, a lot of the blockchain folks are young revolutionaries and they don't maybe know exactly how to keep a chart of accounts. I think the Overstock headquarters has provided a lot of structure and help to them. But all that said, so there are people who want to invest in blockchain and who have talked to us about Medici Ventures being something to invest in. I think Jonathan and I think of it as a general strategy.

We probably want to focus on getting investment into t0, but there is somebody else that we are talking to that might put something in at the Medici Ventures level. Of course, it is kind of funny. The cheapest thing would just be to buy Overstock stock and that gives them a stake in it. So in closing on that, I am quite open if you set aside the values of having it enmeshed in Overstock retail and the value setting aside that Overstock retail might do business with a couple of these. Setting that aside, Medici Ventures probably does belong being spun off on its own.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

We're exploring that and that is something that we will find the right way to do. If good partners want to invest in Medici Ventures, we are going to look at that. We think we have got a great portfolio and a portfolio that will expand into the areas that we are focusing on, but it is nice to be part of Overstock today. There are a lot of synergies. At some point, I do think we will be a little bit more autonomous.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I would say a cash free spinoff. However, we have to do the analysis on can we get the IRS to let us do a cash free spinoff. Everybody who has a share in Overstock gets a share in this or something.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

We are doing the work. We will get there, and we will keep our shareholders posted as we get more answers.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

That may not be possible. What I just said may not be possible. So people with law degrees are working through it.

QUESTION AND ANSWER

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

So we have had a number of questions emailed in ahead of time. Let me kind of emcee as those have come in and have them put out for answer. We've been in the headquarters for a little less than half a year but the near term and long term financial benefits that we are experiencing those that we thought. Patrick, tell us about the headquarters.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Certainly, the cultural benefits are enormous. And having these departments which have been in buildings 15 miles apart and how all together and working together, there is benefit there, the Company is so much happier, there is all kinds of karmic and cultural benefits. Financial benefits, I think are going show up in the stability of that number on the stability of that bar on that bar graph showing what our corporate G&A costs are. I think it's going to buy us several more years of being able to grow the Company with a relatively flat G&A structure.

We made some gambles on things like healthcare. We improved the quality of our healthcare offering substantially. And we also threw another couple of million dollars into things for employee welfare on this new campus from daycare to a gymnasium to healthy food and all kinds of things like that. It will take a couple of years of experience before the actuary on staff can tell us did it in fact the defray expense. But we've tried to be relatively modest in that bet but we have sunk a couple of million dollars.

We have had for a few years, a number of years, a higher voluntary attrition rate than I would have liked. We used to have the lowest I'd ever heard of. We had like a 5% or 6% voluntary attrition rate. It went up to several multiples of that; it's now on its way back down. The attrition consultants will tell you that the real cost of attrition in our Company might be $15 million or $20 million a year.

Of course, that's your own barber telling you that you need a haircut. But as our attrition comes down, that should have other salutary effects throughout the income statement. Jonathan?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I would also say I think our employees by and large are happier, more productive, and more creative in the new space. It is remarkable what simple things like having direct access to sunlight in every office, conference room, working space, cubicle, every place has direct access to sunlight. The collaboration that I see in our open spaces happening every day is really quite impressive. So I think the building has been a great investment.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Let me hit these next questions because they are for you.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

There are some that are related to the building that have come in here. Someone has asked, do we see our technology hiring being done or have we hit a place where our G&A and tech expense lines are flat.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

The G&A line is flat. We want more technologists.

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

I think while we are running lean, there is still areas we need to invest a bit more in technology so I think we are going continue to grow there.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I think this may be a race to who can hire and integrate the most and the best technologists. There are a couple of questions that have come in regarding Crypto and fintech. Let me give these to Jonathan. One, I will combine the first two. With the Crypto stock and bond offerings complete, have you been able to generate interest from other companies in leveraging your technology for their own offerings? Can you discuss the economics to Overstock of such transactions? And can you give us your update on your thoughts on monetizing these Medici efforts including license or technology and spinning off any of your holding?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Sure. There has been interest. We have had several companies reach out to t0 to use their platform. The platform works well. Companies need to do a filing with the SEC so that they can issue digital shares. Some are in the process of that but there has been a lot of interest.

I think breaking the speed of sound, so to speak, and getting this done. There was a sonic boom that many heard. We continue to have people overseas in particular interested in using the technology we are developing within t0. So the economics to Overstock as far as t0 and Medici being rolled up into Overstock's financial statements, anything that t0 and Medici can do better will help Overstock. I do think we are probably at least a year away from Medici being profitable in and of itself. But, I could be surprised.

The interest coming from others has been significant. As far spinning out, Patrick talked about that. We are looking to raise money. Medici Ventures is looking to raise money. If we can figure out how to spin it out in a good way for the Company, Overstock shareholders, and Medici Ventures, we will.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. I will point out, if go back to slide 21 and you look at our investments in these businesses, it roughly comes to $50 million and some giblets. I believe that our ownership of this stable of assets, some of them, t0 is the world leader. I have to emphasize something. I go to these blockchain conferences on Wall Street and all that stuff. And what people always point out and it is nice to hear, they say, gee, other folks show up at these conferences and they talk about what they are going to do and their big dreams and stuff.

Every conference, we show up and we have done something. We've checked something off from a private bond offering to an SEC approval to a FINRA this to a public offering. So I think t0 is the world leader I believe on blockchain meets capital market. PeerNova -- Jonathan, why don't I let you speak for a moment on PeerNova. You're on the Board.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

PeerNova is also involved in the fintech space. They are developing great technology that lets banks use the blockchain for their compliance needs. Banks spends hundreds of millions of dollars on compliance that can be so done so much cheaper on the blockchain. They've finished proofs-of-concept for a bank or two and are close to having a first in production piece.

We like PeerNova; we invested in them originally. They were originally miners. Then they became an innovative hardware play. Their business is more solving a problem that the banks need solved and are willing to pay for.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

It's really like the consolidated audit trail that the SEC is supposed to be developing. It kills me. They are going to be spending $1.5 billion I think I heard on the solution. In a blockchain-based capital market, all that comes out for free. An audit trail because blockchain is immutable and transparent and everything; you get all that. So a great application are these PeerNova applications they are pursuing. Bitt is the world's leader on blockchain meets central banking.

Factom is the name in blockchain meets land titling and blockchain meets, well they've kind of pivoted into blockchain meets mortgages. Mortgage compliance and land titling I guess is the next step. IdentityMind, it's not blockchain. It is fintech and it just was named one of the 50 hottest young tech companies in America or something. SettleMint is the only one that people wouldn't know. It is a group of very fine blockchain people in Europe, and we are really, really attracted to them as people. They came out of the banking industry, very good technologists.

We know everybody in this field. They come through our offices. Everybody in this revolution, we are on a first name basis with I think. We selected these people just really on their really quality technologists and people who made an angel investment. But if you set that aside, so we have $53 million or something invested across this stable of assets. The value of this stable is a lot higher than $53 million.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

No question.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

With Jonathan, it's creating a lot of value for us already. Let me go one more from outside. Somebody asked, what was the rationale between your acquisition of Blue Ocean?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Blue Ocean is a very interesting technology that's a fintech company that's allowing people to trade in US equities aftermarket overseas. There are Chinese investors who are eager to participate in the US equity markets, aftermarkets. Blue Ocean is doing that, and we think it is a nice fit within fintech. We got a great deal on it and made the investment.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

And it leverages the assets that we acquired within SpeedRoute because it requires an ATS, which we have a licensed ATS. Okay, so next.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

In our investor call at the end of November, we suggested that retail sales could grow at a step function prior to the first quarters of the year. How did performance deviate and why?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

It did not grow to step function. If anything, it took a step down. That really came about because in December, because of this phenomena I described from Wayfair, that you just saw this radical and what would in our view would be a overspending on marketing.

Where they are spending way beyond, literally bidding 4 or 5 times what we did for a keyword. They were really, really chasing growth. They are really clearly afraid for growth to come down and they are going to keep growth up at any cost although that cost is going up and up. So once we saw that, Sun Tzu has said when the enemy advances, I retreat, when he occupies the high lands, I occupy the low.

I don't want to go against Goldman Sachs and a Goldman Sachs backed venture on who can bid more for barstools as a keyword. So it just means there are other places for us to focus our efforts. And Saum, why don't you add to that?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

And I'd say to your point, we are focused on profitability and we did see a step-up in October, but as Patrick mentioned, the elections, we saw a decrease in growth during the election period. And then again we marketed our profitable categories, which you saw the 132 basis points in increase in gross margins; that is a result of that. But this hurt us in top-line growth because those growth categories became a larger percent of our mix.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Another question that came in is, congratulations on a resurgence in sales. To what extent is this being helped by the significant ramp up in SKU counts in the fourth quarter and what do we see in 2017?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

So we realized some of the benefit in Q4 but we are still at the early stages of testing this. You can expect to see revenue accelerate from SKU growth in the coming quarters.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. And I would jump on that with this is one of the evolutions in our business model. You will see a radical expansion of our assortment. For years, we were focusing on being the curated assortment, and we were up against people who were also trying their own curated assortment and so forth. At the end, who was it that said, quantity is its own kind of quality? Someone like Stalin or Patton or I don't know, quality is --.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Those are two very different people. (laughter)

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

It was a military leader who was saying that at the end of the day, you can curate all you want with your 50,000 products and do all the best selection of the products and matching everything with the curtains and all that stuff that you want and somebody comes along 6 million products, they've got quantity is its own form of quality.

So we are radically expanding our SKU count. We will also be approaching I think 6 million, 5 - 6 million, and that is up about 5 times from a year ago, by the end of this year, by the end of Q3. It gives us a different ground to compete on. Anyway, we'll be talking about that.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Are you still discounting and promoting to drive sales? If so, is it helping? What impact does it have on operating profitability gross margin?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

It is part of our strategy. We are Overstock.com, which is a discount retailer. But our spend was in line with other Q4s which helped drive a lot of that improved gross margin mix that we talked about. We are focused on offsetting these costs, however, with supply chain efficiencies and partner subsidies and more intelligent targeting.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. This is an example of how we pivot as we see an opponent doing what they are doing in the digital marketing and just radically expanding what they are willing to pay to get a visitor. Rather than fight the mayor, we have other places we can put the money. We have a little jujitsu.

We have places we can pivot to and there is always some place where, there's always a vulnerability. And when we saw what they were doing, we decided this time not to go head-to-head against it, but to go other places and that sort of explains why we are still doing more discounting and promoting than I would have anticipated.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

There are a number of questions that have come in on Club O, some of which may ask for information we don't provide but let me ask them. What is our subscriber count for Club O? As a percentage of sales? What percent of Club O sales and just update us on the trends of Club O members including Club O Gold. Are we happy with the way that Club O program is performing?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I will give a quick note. It did kind of stall for a year. We introduced Club O Silver and that probably hurt Club O Gold. We have now changed Club O Silver and Club O Gold is back doing nicely.

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

It was a free for email sign-up program that earned 2%. We ended that. We sunsetted that the beginning of Q4, late Q3. And we are focused on our Gold program, which is a significant part of our business.

I don't know if we want to talk about the exact amount. I think there is a lot of opportunity here. We are currently exploring a premium tier of the program that I think will be of great value to our customers.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. It would be a premium tier devised in a way or with a set of benefits that nobody else has brought anything like it to the internet. So it will really pick out a nice subsection of the market that we want to have as our customers. The benefits we will be offering in the next Club O program that we introduce.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Next question, Patrick, has to do with the international. How did international sales perform in Q4? And give us some thoughts on your mix on international going forward.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I think that we finally have the right constellation of people in international. We did write down the Middle East. We found a couple of places to focus and we have brought the technology live. Like last night, we switched something big on and international is growing nicely faster than the rest of our business at this point.

And I would expect you will see international this year start contributing enough percentage points to the business that people will take notice. Saum, you want to add anything?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

No.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

A question about Q4 2015 when the questioner says we had strong sales of hoverboards. Wants to know if that created a tough comp for the 2016 holiday period.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

No, not really, Saum.

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

Well, I think we talked about this last time. It wasn't a significant impact on sales. If anything, it had high returns. They were catching on fire so it actually hurt our margins quite a bit.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

This year, we focused on the Samsung Galaxy 7 instead. I was just kidding. I was joking.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Yes, if you've been on a plane, you know you're not allowed to carry it on the plane. Here's a question about did we do special promotions over Black Friday and Cyber Monday. And in the past, we have ramped up promotions up and down based on concerns about types of sales. How were our Q4 promotions? And what do we think they did to help us going forward?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

I think we had really strong promotions during those peak shopping periods like Black Friday, Cyber Monday. But again, our strategy was more on profitability, and we saw competitors just significantly overspend in Q4. If anything, I think Q4 this year, we actually may dial back a bit.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. I don't want to chase.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Another question came in about Wayfair and this was sent before you went over the four or five slides you did. Patrick, do you want to say anything more about how we compete with Wayfair?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Sure. A lot of people started off on the internet with a model that says we will lose money and grow and just get so big that at some point it becomes impossible to lose money. A lot of businesses went bankrupt with that model. I can think of one that took that and made it work, Amazon. When they were multi, multi tens of billions of dollars, they got to the point where they were profitable. I have not seen anyone else make it work.

We've had a lot of people make runs at us over the years that are sort of road kill now. People probably barely remember the names and I won't bring them up but who had that strategy. We think the discipline that we show back on slide 20, that discipline of keeping the Retail business nicely profitable is a good discipline. We can turn around and do what Wayfair is doing in a heartbeat. The trick is having growth without losing $200 million, or spending 3 times what we are spending.

Marketing is 8% to 10%, on a GAAP base I guess, it's somewhat over 8% of our costs. We can triple that and have at least 24% and growing like crazy, too. But that is not how we are going to run the business. And we have been at this juncture against opponents many times and sort of stuck to our principles. And over time, we have yet to see anyone but Amazon pull off what Wayfair is trying to do, which is just grow like crazy and lose a bunch of money, and someday you're going to turn down the marketing and you are going to have great business.

We have modeled their business, and I believe we have the same retention rates and such as they do. I think that that strategy, if they dial their business down, their growth down, if they dial their marketing down to the point that they were not losing this much money, I think that you would see their growth tip over. Is it a freight train? Yes, it's a freight train but --.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

We have had some more questions come in during the call. You mentioned companies that have gone bankrupt in the past. Someone asked, it appears some retailers have very hard fourth quarters. What kind of opportunities does this present for Overstock to purchase excess inventory at potentially attractive terms?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I just sent a link to some colleagues of mine who are in that side of the business about just this. And the retailers who are struggling and we want to reach out to them. However, the truth is, in the past, the right thing to do once the goods are in the retail distribution system and they've made their way all the way down to the store at some department store. Generally, the reverse logistics of working with us make it prohibitive.

It's better to be working with the manufacturers, so this holiday season did crush retailers. And I think that this will go down as a historical Christmas season. It really was the death knell for brick and mortar, old-style brick and mortar. Add I'd much rather have our hand than theirs. But really, the real opportunities come in at the manufacturer level. Not so much buying from these retailers themselves, although where if they already have the inventory, what the gods of economics want to have happen is that they put the inventory up on our site and handle the shipping themselves.

So there will be opportunities if it is someone in the supply chain because of this. I think it's bloody out there for them, and we will look all through the Christmas season at the foot traffic statistics into the stores, I almost felt badly for them. I did feel bad.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Not too badly. Anything more you want to say on North American expansion? We talked about growing in Canada in that past. A question came in, what more can we say on the progress there?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

That was actually the big thing we rolled last night. A whole new checkout process, it's been in tests for a couple of months with Canada. We've now rolled it across Canada. You will see a lot more activity from us in Canada this year. And that's where I think you will see very significant international growth.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

All right. Here's a question that came in that I fully expected because we've heard about when will we repurchase shares quarter after quarter. Can you explain how you were able buyback stock that you announced earlier this week?

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. We bought back $10 million worth from Fairfax. I would like to buy a lot more back. I would like to buy a lot more back. We have because of our building's mortgage, we have bank covenants that somewhat shackles us. So there are ways around that.

One would be a sale-leaseback and take out the mortgage and then use the capital. But believe me, we have a board meeting in two days and it is a hot topic on everyone's list is the buyback or other such strategic decisions. Rob, why don't you opine about our constraints if you want?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

I would just add we are in discussions, early discussions, but with a number of parties including our current bankers who I think now understand what we want to do. Also, some parties have come to us with interest in sale-leaseback possibilities, and we are also in discussion with some bankers about bond raising possibilities. So that is the backdrop to accomplish your objective, and we are having discussions with all of them right now, and we will see where that goes and where the Board wants to go.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I would love, how much cash did we report at the end of the quarter?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

$183 million plus.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

And it was after we did that for $24 million. So where do you think cash will stay stabilized by the end of this quarter?

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

That is a little hard to predict. I would rather not predict that.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Okay. Well, we have ample cash. I would love to go out and splurge and buy in another 4 million shares, frankly. Or 5 million shares. It was nice being able to do this with Fairfax at the market. We did it at the market.

That's a nice convenient way to buy stock in but we can also do things. We have talked to bankers about conducting a dutch auction tender for us, which would be another way to buy in stock. But if we have somebody who will sell us this at the market, that's to me a preferred plan.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Frankly, to be able to buy 10 million shares without moving the market because it's in a single block was a unique opportunity and we were pleased to execute on it.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

$10 million worth.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

$10 million. Yes, thank you for correcting me.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Can you stand by for just a moment? I'm putting you on mute. Hang on.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I would say if there are shareholders on the call that are interested in purchasing a large block, you may want to talk to Fairfax.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Whenever I talk to hedge funds and investment funds, which isn't so often, one of the things people invariably say is, gee, we like this but we can't develop any position. We can't accumulate any position. Your stock trades for 50,000 shares a day. We can't. Here's a chance for anyone who wants to develop a large position I think should probably call Fairfax to do a deal.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Yes. You talk about thinly traded stock. A question came in, there's been very little liquidity in market pricing in our Overstock Series B preferred. This is the non-digital preferred in the month it has been trading. Will we consider converting them to common so the shareholders have some liquidity and market pricing? Let me answer.

We've been working with several market makers that have filed what are called Forms 211 with FINRA to create a more liquid market in the Series B stock. FINRA is working through those applications, we do expect them to be approved before too long to create more liquidity in the Series B. If it continues the way it is, we do have the ability to convert the Series B into common, and we would consider that.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

But why would someone do that if they are giving up --

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

If there is very little liquidity and today without the market makers, there isn't much.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Do you think we put a discount on the B?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Yes. There is very little liquidity there.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

So why is that?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Because there are no market makers and we have got four that have submitted applications at FINRA to do that.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Is there a bid-ask? Currently a bid-ask for the B?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I couldn't tell you.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

When last I saw on the A, the digital, the blockchain, there was a significant say 6% to 10% liquidity discount in the bid, so I can see your point that somebody might want get out of the B and get common and that would be great.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Yes. A couple of more questions. Can we comment on the amounts spent in the fourth quarter on fintech and what do we expect CapEx to be in 2017? I don't know if those are questions we typically answer. CapEx in 2017 and fintech spend in Q4.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Let's go ahead. CapEx -- Rob, why don't you tell them what our real CapEx is.

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Yes. On the CapEx without the building and so forth and a more normalized year for our software developers and our IT infrastructure typically runs around $25 million a year. Occasionally, there's some overhaul of our server systems and it will be a little lumpy but on average, that's what it would run.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

And that basically matches our depreciation.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Fintech in Q4,

Rob Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

I'm not sure what that means. We have Medici results in the press release.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I mean, it lost money in the fourth quarter. Frankly, it will lose money in 2017, likely, unless some of this interest turns into licensing revenue quicker than we think. We have plans for that to happen, but if it doesn't, we are ready to continue a pace that builds the business because we think the long-term enterprise value of Medici will be significant.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Okay. I have an email has come in from Carl. I recognize the name. I'm trying to remember where this gentleman is.

Patrick, tech investments continue at a feverish pace but the important investment in technology surrounds encryption. How, when, and how much is the blockchain investment for Medici being over $11 million in 2016 going to garner returns for owners? I, for one, would like to see licensing revenues sooner rather than later, and you've set expectations high, Patrick, contrary to what the old man from Omaha advises. It is not unfair of us to ask for fast returns from these mammoth capital expenditures.

Well, first of all, I think I will say that while this lost $11 million last year, Medici, we think that may be cutting that in half this year is the right order of business. I don't recall ever promising fast returns from these Medici investments. If anything, just the opposite.

We are almost at the level of fundamental research like R&D. We are commercializing it but I would not expect fast returns. On the other hand, there are opportunities. Jonathan?

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

There are opportunities with t0 for significant licensing revenue. Some of the investments that we have made that are on that structure slide, because we own a sliver of them, as those companies make money, it does not roll up into our financial statement. There is still great value being created for our shareholders, our owners. Medici Ventures is a little bit of a difficult beast to describe.

At some level, it is like a venture capitalist firm. In some ways it looks like an incubator, a fosterer of new businesses. We do have businesses that we operate. Most of the money we have deployed is in businesses that we are operating, t0 and its subsidiaries. I think we are creating value for shareholders.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

I think the value you are going to see in 2017 out of Medici is that you will see investments in some of these assets at a significantly higher valuations than we are, than we are in. So on a see-through basis, you will see if t0 is able to turn around and get an investment at a multi-hundred million dollar kind of pre-value valuation, then it has created hundreds of millions of dollars of value. On a see-through earnings basis it shows up.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

I would also comment that some of the companies that are in the Medici portfolio, specifically PeerNova and IdentityMind, have had up rounds of investments since we invested. So other investors like them. Their businesses are growing. Their value is growing. That does not hit Medici Ventures' bottom line today. But we do think it is creating value for Medici Ventures and thus the Overstock shareholders.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes, and where I just said see-through earnings, it's to substitute intrinsic value. On an intrinsic value basis, we believe we are on the ground floor of this revolution. And I think that we are creating intrinsic value in these investments, but that is how you're going to see it in 2017. t0 is bringing some very interesting products to market, and any one of them being a hit would make all of these numbers look silly. But in the absence of that, I'm thinking in 2017 in terms of intrinsic value.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Those are our questions. We appreciate our shareholders and our owners listening in, asking questions, holding us accountable. I'll say it's been six months that I've been back in the saddle and in the building. I am enthused. I love seeing what Saum and Patrick are doing with the Retail business, it's exciting, and I love being in the Medici Ventures space. I think we have got lightning in a bottle.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. I mean, we really have a unique position on the Medici Ventures side where we are getting first look at this whole revolution. Saum, a lot is riding on you. You've got our cash cow here, spitting out $30 million a year in pre-tax income. Are you scared of these competitive threats that we talk about every day?

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

No. I think our strategy is clear. I'd mentioned a little bit about it on the last call. But our initiatives are focused around our pricing, our assortment, and the convenience of our experience. I think if we focus on those things, we will have a great year.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

Yes. Exactly. Thank you for attending. Look forward to the shareholders meeting will be this May here in our new building. So we hope our owners, many of you will fly out and see the new building we've built for ourselves.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Peace Coliseum and its campus is magnificent to behold so come and see it.

Patrick Byrne - Overstock.com, Inc. - Founder and CEO

And cheap and under budget.

Jonathan Johnson - Overstock.com, Inc. - Chairman & President, Medici

Yes. Thanks.

Saum Noursalehi - Overstock.com, Inc. - President, Retail Business

Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone have a great day.

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